UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14-A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to Section 240.14a-12

TravelCenters Of America Inc.

(Name of Registrant as Specified In Its Charter)

ARKO Corp.

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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This filing contains the following communication:

1. Letter to TravelCenters of America Inc. Board of Directors, dated April 17, 2023.

1. The following letter from ARKO Corp. was sent to TravelCenters of America Inc.’s Board of Directors on April 17, 2023.

April 17, 2023

RE: Superior Proposal from ARKO for TravelCenters – TravelCenters’ Board’s concerns addressed – must immediately engage with ARKO

To the Board of Directors of TravelCenters of America Inc.,

ARKO Corp. (“we” or “ARKO”) has reviewed TravelCenters of America Inc.’s (“you” or “TravelCenters”) news release distributed on April 3, 2023 in which you stated that the TravelCenters Board of Directors (the “Board”) reviewed and determined that the proposal from ARKO to acquire TravelCenters is neither superior to the transaction TravelCenters previously agreed to with BP Products North America Inc. (“BP”) nor is it likely to lead to a superior proposal given that “ARKO’s potential financing is conditional and uncommitted and that ARKO’s sub-investment grade credit rating is not acceptable to TA’s landlord who owns the majority of TA’s properties.”

We continue to be surprised and disappointed that TravelCenters has failed to engage at all with ARKO on the proposal we submitted to you on March 14, 2023, as improved by our further proposal to you on March 27, 2023 (the “March 27 Proposal”) and as further clarified by our proposal on March 29, 2023 (the “March 29 Proposal”). We initially attempted to provide our more compelling superior proposal at $92 per share in cash privately and have tried several times unsuccessfully to speak with TravelCenters and its financial and legal advisors. It is surprising that to date neither TravelCenters nor its financial and legal advisors have contacted us directly to ask any clarifying questions when it would be in the best interest of all TravelCenters’ shareholders to engage in our proposal at $92 per share in cash compared to BP’s proposal of $86 per share in cash.

Given your ongoing refusal to engage with us, we provide information below to address the potential concerns highlighted by the Board:

Investment grade SVC lease counterparty

Despite disagreeing with the prior position of the Board of Directors of TravelCenters, we have identified a simple solution, at ARKO’s cost, to alleviate the Service Properties Trust (“SVC”) lease counterparty concern.

ARKO will enter into a binding policy with a leading US insurance provider with an investment grade credit rating (A / A3) (an “Insurance Provider”) that is prepared to fully insure the lease payments pertaining to TravelCenters’ obligation to SVC over the 11-year lease term at the cost of ARKO. ARKO has had discussions with an Insurance Provider, who with access to information provided to BP would be in a position to expeditiously enter into a binding policy. SVC now has the comfort of an investment grade counterparty for the lease term, fully alleviating any potential concerns around ARKO’s credit rating. We would also reiterate ARKO’s more attractive lease prepayment proposal, with $202 million of upfront lease payments (11 years) in cash compared to $188 million (10 years) offered by BP.

We welcome the opportunity to discuss this credit enhancement with TravelCenters or their financial and legal advisors.

Potential additional value to TravelCenters’ shareholders

Further, subject to due diligence ARKO can potentially provide even more value than $92.00 per share in cash to TravelCenters’ stockholders. Again, we are just asking for the same information to allow ARKO the opportunity to do so – this is not asking the Board to deem today that our proposal is superior, but that it could lead to a “Superior Proposal” in binding documentation.

Financing

The superior proposal will not have any financing conditionality

We remain perplexed by the Board’s notion that the financing is uncommitted and conditional. Again, we have received no clarifying questions or engaged in discussions with TravelCenters or its financial and legal advisors related to this matter.

We anticipate funding this transaction with a mix of balance sheet cash, proceeds from Oak Street and existing lines of credit available to ARKO. In addition, to make clear, the $92.00 per share offer would be payable in cash and ARKO would also fund: (a) the termination fee of $51.9 million payable to BP, as specified in the merger agreement executed with BP; (b) approximately $44.0 million termination fee payable to The RMR Group; and (c) approximately $90.0 million to SVC for brand purchase.

We hope this further clarifies our financing for the transaction. It is not reasonable for the Board to expect ARKO and its financing sources to enter binding terms at this stage without any access to due diligence. We can confirm there will be no financing contingencies in the definitive documentation. ARKO believes it is riskless to TravelCenters’ stockholders for TravelCenters’ Board to engage with ARKO, and that doing so could reasonably be expected to lead to a superior proposal including fully committed financing not subject to any conditionality.

Agreement and Plan of Merger

As previously described to you, we have reviewed your merger agreement with BP and believe we can be in a position in short order to execute an agreement with very few, if any, changes other than would be contained in our superior proposal as well as enter into ancillary agreements with SVC. We are prepared to accept substantially the same, and potentially even more favorable terms, as those in the merger agreement with BP. Our counsel is available to discuss with your legal advisor(s).

Other Assumptions

The terms of this proposal and any and all discussions between the parties with respect to the subject matter hereof, shall be non-binding and shall not in any way obligate any party to perform any transaction outlined or described herein, or any other transaction, or to continue their discussions with respect hereto or thereto. The parties shall only become legally bound with respect to any such transaction if and when they, and all other parties thereto, execute and deliver definitive transaction documents which are mutually acceptable to the parties to such documents.

There can be no more excuses from the Board to immediately engage with ARKO and provide us access to the diligence information provided to BP. We are available to meet at any time to answer questions of the Board, management, or your advisors so that you are in a position to validate the superiority of our proposal and so that ARKO and TravelCenters can enter into a merger agreement as soon as possible.

Sincerely,

ARKO CORP.

By:	/s/ Arie Kotler
Arie Kotler, Chairman, President & CEO

By:	/s/ Maury Bricks
Maury Bricks, General Counsel

About ARKO Corp.

ARKO Corp. (Nasdaq: ARKO) is a Fortune 500 company that owns 100% of GPM Investments, LLC and is one of the largest operators of convenience stores and wholesalers of fuel in the United States. Based in Richmond, VA, our highly recognizable family of community brands offers delicious, prepared foods, beer, snacks, candy, hot and cold beverages, and multiple popular quick serve restaurant brands. Our high value fas REWARDS® loyalty program offers exclusive savings on merchandise and gas. We operate in four reportable segments: retail, which includes convenience stores selling merchandise and fuel products to retail customers; wholesale, which supplies fuel to independent dealers and consignment agents; fleet fueling, which includes the operation of proprietary and third-party cardlock locations, and issuance of proprietary fuel cards that provide customers access to a nationwide network of fueling sites; and GPM Petroleum, which sells and supplies fuel to our retail and wholesale sites and charges a fixed fee, primarily to our fleet fueling sites. To learn more about GPM stores, visit: www.gpminvestments.com. To learn more about ARKO, visit: www.arkocorp.com.

Forward-Looking Statements

This document includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may address, among other things, the timing, scope, terms, conditions and completion of a potential ARKO transaction to acquire certain businesses and assets of TravelCenters, the anticipated benefits of the potential transaction and other statements other than historical facts. These forward-looking statements are distinguished by use of words such as “anticipate,” “aim,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would” and the negative of these terms, and similar references to future periods. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to, among other things, changes in economic, business and market conditions; the Company’s ability to maintain the listing of its common stock and warrants on the Nasdaq Stock Market; changes in its strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects and plans; expansion plans and opportunities; changes in the markets in which it competes; changes in applicable laws or regulations, including those relating to environmental matters; market conditions and global and economic factors beyond its control, including the potential resurgence of the coronavirus (COVID-19) pandemic; negotiations (or lack thereof) regarding the potential transaction with TravelCenters; and the outcome of any known or unknown litigation and regulatory proceedings. Detailed information about these factors and additional important factors can be found in the documents that the Company files with the Securities and Exchange Commission, such as Form 10-K, Form 10-Q and Form 8-K. Forward-looking statements speak only as of the date the statements were made. The Company does not undertake an obligation to update forward-looking information, except to the extent required by applicable law.

Media Contact

Andrew Petro

Matter on behalf of ARKO

(978) 518-4531

apetro@matternow.com

Investor Contact

Ross Parman

ARKO Corp.

investors@gpminvestments.com

Additional Important Information and Where to Find It

This document does not constitute an offer to buy or solicitation of an offer to sell any securities. This document relates to a proposal which ARKO Corp. has made for a business combination transaction with TravelCenters of America Inc. In furtherance of this proposal and subject to future developments, ARKO, (and, if a negotiated transaction is agreed, TravelCenters) intends to file relevant materials with the U.S. Securities and Exchange Commission (“SEC”), including, if required, a proxy statement on Schedule 14A (the “Proxy Statement”). IF SUCH A TRANSACTION WERE TO OCCUR, ARKO STRONGLY ADVISES ALL SHAREHOLDERS OF

THE COMPANY READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Any definitive Proxy Statement will be delivered to the stockholders of TravelCenters. Investors and security holders will be able to obtain free copies of these documents (if and when available) and other documents filed with the SEC by ARKO through the website maintained by the SEC at http://www.sec.gov.

Participants in the Solicitation

ARKO, and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the holders of TravelCenters common stock in respect of the proposed transaction. Information about ARKO’s directors and executive officers is available in ARKO’s proxy statement, dated April 27, 2022, filed with the SEC in connection with ARKO’s 2022 annual meeting of stockholders. Except as disclosed above, regarding the proposed transaction, to the knowledge of ARKO, none of its directors or executive officers has any interest, direct or indirect, by security holdings or otherwise, in TravelCenters. Additional information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the Proxy Statement and other relevant materials to be filed with the SEC in respect of the proposed transaction when they become available.